Rule 424(b)(3)
                                                      File    Nos.   333-62967
                                                                 333-62967-01
                                                                 333-62967-02

PRICING SUPPLEMENT NO. 1, DATED SEPTEMBER 19, 2001
(to Prospectus dated August 11, 1999
and Prospectus Supplement dated August 11, 1999)

METROPOLITAN EDISON COMPANY
Medium-Term Notes, Series D, Tranche 1

Trade Date:                         September 19, 2001

Principal Amount:                   $100,000,000

Original Issue Date:                September 24, 2001

Maturity Date:                      September 15, 2006

Interest Rate:                      5.72% per annum, accruing from
                                    September 24, 2001

Interest Payment Dates:             September 15 and March 15, semi-
                                    annually, commencing March 15, 2002

Regular Record Dates:               So long as the Notes are issued in
                                    book-entry only form, the Regular
                                    Record Date will be the Business
                                    Day immediately preceding each
                                    Interest Payment Date.  Otherwise,
                                    the Record Date will be the
                                    fifteenth calendar day next
                                    preceding each Interest Payment
                                    Date.

Purchasers' Discounts or
Commissions:                        $500,000

Proceeds to Company:                $99,500,000

CUSIP Number:                       59189HAA9

Additional Terms:                   The Notes are not redeemable prior
                                    to the Maturity Date.

Plan of Distribution:               The Notes have been sold to J. P. Morgan
                                    Securities Inc., ABN AMRO Incorporated
                                    and First Union Securities, Inc., as
                                    principals (collectively the
                                    "Purchasers"), for resale to the public.
                                    (See "Plan of Distribution of Notes" in
                                    the Prospectus Supplement).


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                                    The Notes will be issued in book-entry  only
                                    form.

                                    The Purchasers and their affiliates
                                    engage in various general financing and
                                    banking transactions with the Company and its affiliates. In particular, an affiliate of each of J. P. Morgan Securities Inc., ABN AMRO Incorporated and First Union Securities, Inc. is a lender to the Company. The Company will use a portion of the net proceeds to repay amounts outstanding under a credit facility and an affiliate of each of J.
                                    P. Morgan Securities Inc., ABN AMRO
                                    Incorporated and First Union Securities,
                                    Inc. will receive a portion of the
                                    amounts repaid thereunder. If more than 10% of the net proceeds are paid to an affiliate of one of the Purchasers, the offering will be conducted pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD.

                                    Certain  legal  matters  will be
                                    passed upon for the  Company by
                                    Thelen Reid & Priest LLP  and for
                                    the Purchasers by Pillsbury
                                    Winthrop LLP.





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